FOR IMMEDIATE RELEASE

Contact:	Brian Dolezal, TateAustin for Grande
(512) 344-2035
bdolezal@tateaustin.com

GRANDE COMMUNICATIONS HOLDINGS, INC. ANNOUNCES RESULTS

FOR THE QUARTER ENDED MARCH 31, 2005 AND GUIDANCE FOR 2005

Highlights for Q1 2005

•	Grande added 7,818 new connections during the quarter ending March 31, 2005.

•	Revenues from bundled cable television, local and long-distance telephone, broadband Internet and security services grew by 7% to $32.7 million in Q1 2005 from Q4 2004.

•	Customer ARPU increased by $1.88 and cable ARPU increased by $2.26 in Q1 2005 from Q4 2004.

SAN MARCOS, Texas – May 12, 2005 – Grande Communications® reported financial results for the quarter ending March 31, 2005, including operating revenues of $48.5 million, net loss of $12.2 million and EBITDA of $6.9 million. EBIDTA is a non-GAAP measure frequently used as a basis for comparing businesses in Grande’s industry, although Grande’s measure of EBITDA may not be comparable to similarly titled measures of other companies. Below is a discussion of EBITDA and a reconciliation of EBITDA to the company’s GAAP results. Grande grew operating revenue for the company by 5% from Q4 2004 to Q1 2005 and EBITDA from $5.4 million in Q4 2004 to $6.9 million in Q1 2005. An adjustment made for lease accounting in Q4 2004 negatively impacted SG&A in Q4 2004 by $0.6 million. Grande’s net loss narrowed in Q1 2005 to $12.2 million from $15.1 million in Q4 2004.

“Grande remains focused on execution and growing our customer base,” said Grande Vice Chairman and CEO William E. Morrow. “The first quarter was all about blocking and tackling. Our teams have continued to operate in competitive markets while growing the customer base to 41% of all of our marketable homes passed.”

Selected Operational Metrics

	Quarter Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	March 31, 2005
Operating Data:
Marketable homes passed	280,959	288,258	297,697	308,913	319,717
Customers (1)	110,790	115,275	120,243	126,736	130,753
Number of connections
Cable television	75,255	78,244	81,642	83,098	84,483
Telephone (1)	101,347	104,954	108,418	110,360	114,809
Broadband Internet and other	43,142	47,440	51,476	56,184	60,768

Total connections	219,744	230,638	241,536	249,642	260,060
Average monthly revenue per:
Customer	$87.14	$85.75	$85.32	$82.87	$84.75
Cable television	46.03	46.59	46.00	45.63	47.89
Telephone	44.12	43.86	43.84	42.38	43.31
Broadband Internet and other	35.94	35.49	34.40	34.50	34.59

1)	In the first quarter of 2005, Grande reclassified approximately 900 customers and 2,600 telephony connections to its operating data for its retail services that were previously supported by its network services team and now supported by its retail team. These customers were not previously counted in operating data, as the customers from network services and broadband transport are not included in the operating data.

Financial Highlights Comparing March 31, 2004 and December 31, 2004 to March 31, 2005

	Unaudited
	Three Months Ended			Growth
($s in thousands)	March 31, 2004	December 31, 2004	March 31, 2005	March ’04 to March ’05	Dec. ’04 to March ’05
Bundled Services
Revenue
Video	$10,112	$11,271	$12,038	$1,926	$767
Voice	13,124	13,916	14,629	1,505	713
Data	4,398	5,504	6,068	1,670	564

Total Revenue	$27,634	$30,691	$32,735	$5,101	$2,044
Cost of Service	7,424	8,425	9,075	1,651	650

Gross Margin	$20,210	$22,266	$23,660	$3,450	$1,394
Gross Margin %	73%	73%	72%

Network Services
Revenue	$11,147	$13,616	$13,734	$2,587	$118
Cost of Service	8,302	8,722	8,869	567	147

Gross Margin	$2,845	$4,894	$4,865	$2,020	$(29)
Gross Margin %	26%	36%	35%

Broadband Transport
Revenue (1)	$2,906	$2,132	$1,991	$(915)	$(141)
Cost of Service	704	374	263	(441)	(111)

Gross Margin	$2,202	$1,758	$1,728	$(474)	$(30)
Gross Margin %	76%	83%	87%

Total Company
Revenue	$41,687	$46,439	$48,460	$6,773	$2,021
Cost of Service	16,430	17,521	18,207	1,777	686

Gross Margin	$25,257	$28,918	$30,253	$4,996	$1,335
Gross Margin %	61%	62%	62%

Reconciliation of EBITDA/Adjusted EBITDA

Net loss as reported	$(13,430)	$(15,063)	$(12,155)	$1,275	$2,908

Add back non-EBITDA items included in net loss:
Interest income	(65)	(204)	(315)	(250)	(111)
Interest expense	1,277	4,888	4,743	3,466	(145)
Income taxes	197	(366)	75	(122)	441
Depreciation & Amortization	12,715	16,147	14,527	1,812	(1,620)

EBITDA	$694	$5,402	$6,875	$6,181	$1,473
Loss on Extinguishment of debt	2,145	—	—	(2,145)	—

EBITDA, As Adjusted	$2,839	$5,402	$6,875	$4,036	$1,473

1)	Broadband Transport includes revenue from a construction project in Q1 2004 of $738 thousand.

Other Q1 2005 Highlights

Capital expenditures for the quarter ended March 31, 2005 were $15.6 million, including capitalized interest of $0.8 million. The build-out of Grande’s network passed 10,804 new marketable homes in the first quarter of 2005.

Grande completed the first quarter of 2005 with $34.2 million of cash and $15.0 million of short-term investments. Grande’s cash and investments of $49.2 million as of March 31, 2005 decreased from the year-end 2004 balance of $61.2 million primarily due to the company’s continued investment in capital expenditures related to the build-out of its network as well as associated customer premise equipment, although the decrease in cash was partially offset by positive cash flow from operations of $3.9 million. The indenture governing Grande’s notes prohibits the company from making capital expenditures when the aggregate amount of the cash and cash equivalents (including short-term investments) held by Grande would be less than $20 million.

Guidance for 2005

Grande continues to expect positive trends in the business in 2005. Grande expects 2005 EBITDA to nearly double its 2004 Adjusted EBITDA. Grande also anticipates spending approximately $48 million on capital expenditures, excluding capitalized interest, for 2005. Cash is expected to decrease to approximately $30 million at year-end December 31, 2005.

Grande’s Use of EBITDA and Adjusted EBITDA

EBITDA is frequently used as a basis for comparing businesses in Grande’s industry, although Grande’s measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of its performance. In the first quarter of 2004, Grande wrote off debt issuance costs of approximately $2.1 million associated with the repayment of its senior credit facility following the completion of its senior notes offering. The company believes this expense is analogous to amortization and interest expense and, therefore, believes it is more useful to show EBITDA net of this one-time amount because Grande believes it is a better measure of its operating performance and is more comparable to prior periods. However, because of the nature of the charge, Grande is referring to its EBITDA in 2004 net of the charge as “Adjusted EBITDA.” The reconciliation from net loss as reported to EBITDA and Adjusted EBITDA is set forth above.

Conference Call Details

Grande Communications Holdings, Inc. will hold its conference call today, Thursday, May 12, 2005 at 11 a.m. CDT (noon EDT) to discuss earnings for the quarter ended March 31, 2005. Grande Vice Chairman and CEO William E. Morrow and Grande Chief Financial Officer Michael L. Wilfley will host the conference call at (877) 707-9632. The conference ID# is: “7Grande.” A recording of the call will be available at (888) 276-5302 until the end of the day Thursday, May 19, 2005.

About Grande Communications® (www.grandecom.com)

Headquartered in San Marcos, Grande Communications® is building a deep-fiber broadband network to homes and businesses from the ground up. Grande delivers high-speed Internet, local and long-distance telephone, digital cable and wireless home security services over its own advanced network to communities in Texas. Grande’s bundled service area includes portions of Austin, Corpus Christi, suburban northwest Dallas, Midland, Odessa, San Antonio, San Marcos and Waco. Grande also leverages its telephony and data infrastructure by serving enterprises and communications carriers nationwide with broadband transport services and network services.

Forward Looking Statements

This press release may contain forward-looking statements relating to Grande operations that are based on its current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and could cause actual results and outcomes to be materially different. Such risks and uncertainties include those listed under the caption “Risk Factors” in Grande’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Grande undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Grande Communications’ Financial Statements

Grande Communications Holdings, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except per share data)

	Unaudited
	Three Months Ended
	March 31, 2004	December 31, 2004	March 31, 2005
Operating revenues	$41,687	$46,439	$48,460
Operating expenses:
Direct costs	16,430	17,521	18,207
Selling, general and administrative	22,631	23,166	23,525
Depreciation and amortization	12,715	16,147	14,527

Total operating expenses	51,776	56,834	56,259

Operating loss	(10,089)	(10,395)	(7,799)
Other income (expense):
Interest income	65	204	315
Interest expense	(1,277)	(4,888)	(4,743)
Gain on disposal of assets	16	16	72
Loss on extinguishment of debt	(2,145)	—	—

Total other income (expense)	(3,341)	(4,668)	(4,356)

Net loss attributable to common shareholders	(13,430)	(15,063)	(12,155)

Basic and diluted net loss per share attributable to common shareholders	(1.12)	(1.23)	(0.98)
Basic and diluted weighted average number of common shares outstanding	11,971	12,272	12,422

Grande Communications Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2004	March 31, 2005
	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,195	$34,208
Investments (1)	20,000	15,000
Accounts receivable, net	20,951	20,284
Prepaid expenses and other current assets	2,720	3,254

Total current assets	84,866	72,746
Property, plant and equipment, net	303,536	305,446
Goodwill	133,145	133,220
Other intangible assets, net	5,355	4,747
Debt issue costs, net	6,953	6,703
Other assets	4,661	5,148

Total assets	$538,516	$528,010

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,193	$14,531
Accrued liabilities	21,644	21,711
Note payable	43	127
Deferred revenue	5,218	5,298
Current portion of capital lease obligations	636	655

Total current liabilities	40,734	42,322
Deferred rent	753	857
Deferred revenue	4,908	4,767
Capital lease obligations, net of current portion	13,940	13,838
Long term debt	128,237	128,427
Commitments and contingencies
Stockholders’ equity:
Preferred Stock	441	441
Common stock	13	13
Additional paid-in capital	508,313	508,323
Treasury stock, at cost	(5)	(5)
Accumulated deficit	(158,818)	(170,973)

Total stockholders’ equity	349,944	337,799

Total liabilities and stockholders’ equity	$538,516	$528,010

1)	Investments consist of short-term holdings in certificates of deposit with banks and high grade commercial paper.

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